Exhibit 99.1

GLEACHER & COMPANY NAMES

THOMAS J. HUGHES CEO

NEW YORK, N.Y., April 18, 2011 —Gleacher & Company, Inc. (Nasdaq: GLCH) today announced that its Board of Directors has appointed Thomas J. Hughes as Chief Executive Officer of the Company.  He will assume the office on May 2, 2011.   Mr. Hughes has also been nominated for election to the Board at the Company’s 2011 Annual Meeting of Stockholders to take place on May 19, 2011.

Mr. Hughes, 53, brings over 25 years of experience in a broad array of investment banking, asset management, and real estate finance businesses.   Mr. Hughes was most recently Chairman and Chief Executive Officer of LNR Property LLC, a diversified commercial real estate finance company and the largest special servicer of commercial real estate in the world.  Prior to that, he served as Chief Executive Officer of Global Deutsche Asset Management, with $1 trillion assets under management.  He was also a member of the Deutsche Bank Group Executive Committee, charged with the responsibility of the strategic direction and operations of the bank.

Eric Gleacher, Chairman of the Board, said, “We are delighted to have attracted a professional of Tom’s caliber and reputation.  Tom’s broad expertise in all areas of our business make him the perfect candidate to drive the Company to the next level.  I consider this a major turning point for our Company and, with Tom’s long-term vision of how to build our franchise, I am enthusiastic about the future.  Tom is a proven leader and business builder, and the Board of Directors and I are delighted to have him lead our Company.”

Mr. Hughes said, “I am very impressed by the depth and breadth of the professional talent that the firm has assembled.  I am excited to have the opportunity to work with these skilled professionals and, together, I believe we can achieve further growth and profitability for the firm.  My mission, and mandate from the Board, is to accelerate the evolution of Gleacher & Company into a substantial force in the financial services industry and a value-creator for its shareholders.  I have every intention of fulfilling that mandate.”

Prior to joining Deutsche Bank, Mr. Hughes held a number of senior positions with Merrill Lynch. He began his career at Merrill Lynch in 1984 as a mortgage backed securities trader and was later named Head of MBS Trading in 1987, where he rebuilt and expanded the mortgage department.  During his tenure at Merrill Lynch, Mr. Hughes also became the global head of equity derivatives and convertible bond trading and later became the head of Merrill’s Global Securities Financing Group, created as a result of the financial crisis of 1998. Mr. Hughes graduated from The United States Merchant Marine Academy, earning a Bachelor of Science degree in Naval Architecture and Marine Engineering. He has served as a member of the board for organizations including the International Monetary Fund and Hospital for Special Surgery

and continues as a board member of the Cystic Fibrosis Foundation and The United States Merchant Marine Academy.

Mr. Hughes will succeed Peter McNierney, who has served as the Company’s interim Chief Executive Officer since October 2010, when the Company launched a search for a permanent Chief Executive Officer. Mr. McNierney will remain in the CEO post until Mr. Hughes’ assumption of the office and thereafter intends to resign from the Company to pursue other business opportunities.

Commenting on Mr. McNierney’s role over the years, Mr. Gleacher said, “On behalf of the Board, I would like to take this opportunity to acknowledge Peter’s leadership and tireless dedication over the years, whether as the head of Investment Banking or in the executive suite, and thank him for his enormous contributions to advancing the Company this far.”

In accordance with Nasdaq Listing Rule 5635(c)(4), the Company also announced that it will grant to Mr. Hughes, on the first business day after the day on which the 24-hour period immediately following the Company’s public release of earnings in respect of the prior completed fiscal quarter expires, employment inducement equity compensation awards consisting of (1) stock options to purchase up to 1,000,000 shares of Company common stock with a six-year term and a per share exercise price equal to the closing price of the Company’s common stock on the date of grant, and (2) restricted stock units in respect of 1,000,000 shares of Company common stock.  The stock options and the restricted stock unit awards will each vest in three equal installments on each of the first three anniversaries of the grant date, subject to Mr. Hughes’ continued employment with the Company through the applicable vesting date, and subject to accelerated vesting upon certain terminations of employment.  The stock options and restricted stock unit awards were approved by the Equity Grant Subcommittee of the Company’s Executive Compensation Committee without shareholder approval as an “employee inducement” award under the Nasdaq rules and are being granted in addition to 2,000,000 stock options with similar terms to the inducement stock option award that will be granted to Mr. Hughes on the same date pursuant to the Company’s shareholder-approved long-term incentive plan.

About Gleacher & Company

Gleacher & Company, Inc. (Nasdaq: GLCH) is an independent, full service investment bank that provides corporate and institutional clients with strategic, research-based investment opportunities, capital raising, and financial advisory services, including merger and acquisition, restructuring, recapitalization, and strategic alternative analysis, as well as securities brokerage services, and, through a new subsidiary, engages in residential mortgage lending. For more information, please visit www.gleacher.com.

Forward Looking Statements

This press release contains “forward-looking statements.” These statements are not historical facts but instead represent the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. The Company’s forward-

looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and demand for the Company’s services within those markets and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to update any of its forward-looking statements.

For Additional Information Please Contact:

Investor Contact	Media Contact
Gleacher & Company, Inc.	Halldin Public Relations
Jeffrey Kugler 212.273.7100 Chief Financial Officer	Sofia Gutierrez 916.781.0648